Exhibit 4.1

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING SHARES OF COMMON STOCK UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.  NOTWITHSTANDING THE FOREGOING, THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY, HOWEVER, BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

MIDAS MEDICI HOLDINGS, INC.
COMMON STOCK PURCHASE WARRANT

No. W-___	Issue Date: ______________, 2010

           MIDAS MEDICI HOLDINGS, INC., a corporation organized under the laws of Delaware (the “Company”), hereby certifies that, for value received, National Securities Corporation with offices at 330 Madison Ave., New York, NY 10017, New York, New York, its transferees, successors and assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time during the Exercise Period (as defined below), _____ [5% of shares purchased in the offering] fully paid and non-assessable shares of the Company’s common stock, par value $0.001 (“Common Stock”) at a price of ____ per share [120% of the offering price] (the “Warrant Exercise Price”).  The number and character of such shares of Common Stock and the Warrant Exercise Price (as defined below) issuable upon the exercise of this warrant are subject to adjustment as provided herein.

1. Definitions.  As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

“Aggregate Exercise Price” means with respect to any exercise of this Warrant, in whole or in part, the number of shares that the Holder is electing to purchase in such exercise, multiplied by the Exercise Price.

“Cashless Exercise” has the meaning given such term in Section 2(g).

“Company” has the meaning set forth in the introductory paragraph of this Warrant and also includes any corporation that shall succeed or assume the obligations of Midas Medici Holdings, Inc. hereunder.

 “Common Stock” has the meaning given in the first paragraph of this Warrant and also includes any other securities into which or for which such common stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“DTC” means The Depository Trust Company.

“Exchange Act” means the Exchange Act of 1934, as amended.

“Exercise Delivery Documents” means (i) a completed Exercise Form (ii) the applicable Aggregate Exercise Price, or an indication of the Exercise Form that the Holder is electing a Cashless Exercise, and (iii) this Warrant or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction.

“Exercise Form” means a written notice, in the form attached as Exhibit A, of a Holder’s election to exercise this Warrant and specifying the number of shares of Common Stock to be purchased.

“Exercise Period” means the four-year period commencing on the date that is the first anniversary of the Issue Date and ending at 5:00 p.m., New York City time, on the day immediately preceding the fifth anniversary of the Issue Date.

“Fair Market Value” means with respect to a share of Common Stock as of a particular date (a “Determination Date”):

           (a)           If the  Common Stock is traded on an exchange, then the closing or last sale price reported for the last business day immediately preceding the determination date;

           (b)           If the Common Stock is not traded on an exchange, but is traded in the over-the-counter market, then the average of the closing bid and ask prices reported for the last business day immediately preceding the Determination Date on which there was a trade of Common Stock;

(c)           Except as provided in clause (d) below, if the Company's Common Stock is not publicly traded, then as the Holder and the Company agree, or in the absence of such an agreement, by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided; or

(d)           If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company's charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of this Warrant are outstanding at the Determination Date.

“Holder” has the meaning given in the first paragraph of this Warrant.

“Issue Date” means the date set forth above as the Issue Date.

“Person” means an individual, a limited liability company, a partnership, joint venture, a corporation, trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

“Transfer Agent” means the Company’s transfer agent.

“Transfer Endorsement Form” has the meaning given such term in Section 7.

“Transferee” has the meaning given such term in Section 7.

“Transferor” has the meaning given such term in Section 7.

“Trustee” has the meaning given such term in Section 3(b).

“Warrant Agent” has the meaning given such term in Section 11.

“Warrant Exercise Price” means $____ per share of Common Stock [120% of the Offering Price], subject to adjustment as provided in this Warrant.

“Warrant” means this warrant to purchase Common Stock and any warrant issued in substitution, replacement or after partial exercise hereof.

“Warrant Shares” means with respect to any exercise of this Warrant in compliance with the provisions of Section 2, the shares of Common Stock issuable or issued upon such exercise.

2. Exercise of Warrant.

(a) Exercise Procedures.  Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder then registered on the books of the Company, in whole or in part but not for any fractional shares, at any time during the Exercise Period by delivery of the Exercise Delivery Documents to a common carrier for overnight delivery to the Company at its address as set forth in Section 12.  No later than the fifth (5th) business day following the Company’s receipt of the Exercise Delivery Documents, the Company shall:

(i) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and the Holder has not elected physical delivery of stock certificate(s) representing the Warrant Shares, cause the Transfer Agent to credit the aggregate number of Warrant Shares the Holder has elected to purchase by such exercise to the Holder’s or its designee’s balance account with the DTC; or

(ii) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if the Holder has requested physical delivery of stock certificate(s) representing the Warrant Shares, the Company shall issue and surrender (or cause its transfer agent to issue and surrender) to a common carrier for overnight delivery to the address specified in the Exercise Form, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock Holder elected to purchase in such exercise.

(b) Effective Date of Exercise.  Upon delivery of an Exercise Form and applicable Aggregate Exercise Price, if required, the Holder, or if applicable its designee, shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised.  Notwithstanding anything herein to the contrary, Warrant Shares will be issued in the name of a Person other than the Holder only if the Holder has complied with the provisions of Section 7.

(c) Partial Exercise.  On any partial exercise of this Warrant, the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder a new Warrant of like tenor, in the name of the Holder or its designee, for the purchase of the whole number of shares of Common Stock for which such Warrant may still be exercised.  Notwithstanding the foregoing, a new Warrant will be issued in the name of a Person other than the Holder only if the Holder has complied with the provisions of Section 7 hereof.

(d) Trustee for Warrant Holders. In the event that a bank or trust company is appointed as trustee for the Holder of the Warrants pursuant to Subsection 3(b), such bank or trust company shall have all the powers and duties of a warrant agent (as hereinafter described) and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 2.

(e) Warrant Shares; Fractional Shares. Upon issuance in compliance with the terms of this Warrant, the Warrant Shares shall be duly and validly issued, fully paid and non-assessable shares of Common Stock.  In lieu of any fractional share to which the Holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share of Common Stock, together with any other stock or other securities and property (including cash, where applicable) to which the Holder is entitled upon such exercise pursuant to Section 2 or otherwise.

(f) Payment of Exercise Price.  Payment of the Aggregate Exercise Price upon exercise of this Warrant may be made, at the option of the Holder, in (i) cash, wire transfer or by certified or official bank check payable to the order of the Company (ii) by exercise of this Warrant as a Cashless Exercise in accordance with Section 2(g) below, or (iii) by a combination of any of the foregoing methods.

(g) Cashless Exercise.    The Holder shall have the right to pay all or a portion of the Aggregate Exercise Price by making a “Cashless Exercise”, in which case the portion of the Aggregate Exercise Price to be so paid shall be paid by reducing the number of shares of Common Stock otherwise issuable pursuant to the Notice of Exercise by an amount equal to (i) the Aggregate Exercise Price to be so paid divided by (ii) the Fair Market Value per share of Common Stock.

3. Adjustment for Reorganization, Consolidation, Merger, etc.

(a) Reorganization, Consolidation, Merger, etc.; Reclassification.

(i) In case at any time or from time to time, the Company shall effect any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, a “Fundamental Change”), then, in each such case and occurrence, as a condition to the consummation of the Fundamental Change, proper and adequate provision shall be made by the Company whereby the Holder on exercise of this Warrant at any time after the consummation of a Fundamental Change shall receive, in lieu of the Warrant Shares which would have been issuable on exercise prior to the consummation, the stock and other securities and property (including cash) to which the Holder would have been entitled upon such consummation if the Holder had exercised this Warrant immediately prior to the consummation of the Fundamental Change, all subject to further adjustment thereafter as provided in Section 4.  Notwithstanding the foregoing, in the event of a Fundamental Change in which outstanding securities of the Company are to be exchanged for cash or securities of another Person other than the Company or one of its subsidiaries, or a combination thereof, then as a condition of the consummation of the Fundamental Change, this Warrant shall be cancelled and lawful, enforceable and adequate provision shall be made so that the Holder shall be entitled to (A) exercise this Warrant prior to the consummation of the Fundamental Change, or (B) receive cash, capital stock or other consideration equal to the aggregate amount of such consideration the Holder would have received in such Fundamental Change if it had exercised this Warrant in full immediately prior to the consummation of the Fundamental Change minus the aggregate Exercise Price which would have been payable by the Holder had it exercised this Warrant in full immediately prior to the consummation of the Fundamental Change, and the Warrant shall be cancelled effective as of the consummation of the Fundamental Change.

(ii) If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Warrant shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(b) Dissolution.  In the event of any dissolution of the Company following a Fundamental Change, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of this Warrant after the effective date of such dissolution to a bank or trust company (a “Trustee”) having its principal office in New York, New York, as trustee for the Holder of the Warrants.

(c) Continuation of Terms.  Except as provided in Section 3(a), upon any Fundamental Change (and any dissolution following any Fundamental Change) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to any other securities and property receivable on the exercise of this Warrant after the consummation of such Fundamental Change or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant.  In the event this Warrant does not continue in full force and effect after the consummation of the transaction described in this Section 3, then only in such event will the Company’s securities and property (including cash, where applicable) receivable by the Holder of the Warrants be delivered to the Trustee as contemplated by Section 3(b).

4. Extraordinary Events Regarding Common Stock.  In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Warrant Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Warrant Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Warrant Exercise Price then in effect. The Warrant Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4. The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Warrant Exercise Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Warrant Exercise Price in effect on the date of such exercise.

5. Certificate as to Adjustments.  In each case of any adjustment or readjustment in the shares of Common Stock issuable on the exercise of the Warrants, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Warrant Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant and any Warrant Agent (appointed pursuant to Section 11 hereof).

6. Reservation of Stock, etc. Issuable on Exercise of Warrant.   The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all shares of Common Stock from time to time issuable on the exercise of the Warrant.

7. Assignment; Exchange of Warrant.  Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a “Transferor”). On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with an opinion of counsel reasonably satisfactory to the Company that the transfer of this Warrant will be in compliance with applicable securities laws, the Company at its expense, but with payment by the Transferor of any applicable transfer taxes, will issue and deliver to or on the order of the Transferor thereof a new Warrant or Warrants of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.

8. Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9. Intentionally Omitted.

10. Maximum Exercise.  Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), do not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  By written notice to the Company, a Holder may waive the provisions of this Section 10 as to itself but any such waiver will not be effective until the 61st day after delivery thereof and such waiver shall have no effect on any other Holder.

11. Transfer on the Company's Books.  Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

12. Notices.   All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Company to: Midas Medici Group Holdings, Inc., 445 Park Avenue, New York, NY 10022 (Fax No.  (212)792-0920), Attention: Nana Baffour, Chief Executive Officer, and (ii) if to the Holder, to the name and address set forth on the front page of this Warrant.

13. Miscellaneous.  This Warrant and any of its terms may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of New York.  Any dispute relating to this Warrant shall be adjudicated in New York County in the State of New York.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

14. Shareholder Status. The Holder shall not have rights as a shareholder of the Company with respect to unexercised portions of this Warrant. However, the Holder will have all the rights of a shareholder of the Company with respect to the shares of Common Stock to be received by Holder after delivery of an Exercise Form.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed in its name by an authorized officer as of the date first above written.

MIDAS MEDICI HOLDINGS, INC. By: _________________________________ Name: Title:

Exhibit A

SUBSCRIPTION NOTICE
(to be signed only on exercise of Warrant)
TO:  MIDAS MEDICI HOLDINGS, INC.:
The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

___           ________ shares of the Common Stock covered by such Warrant; or

___           the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 2 of the Warrant.

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $___________.  Such payment takes the form of (check applicable box or boxes):

___           $__________ in lawful money of the United States; and/or

___           the cancellation of such portion of the attached Warrant as is exercisable for a total of _______ shares of Common Stock (using a Fair Market Value of $_______ per share for purposes of this calculation); and/or

___           the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 2, to exercise this Warrant with respect to the maximum number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to _____________________________________________________ whose address is _______________________________________________________________________.

Number of Shares of Common Stock Beneficially Owned on the date of exercise: _________________.

The undersigned represents and warrants that the exercise of this Warrant and all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant are and shall be made pursuant to registration of the Common Stock under the Securities Act of Securities, as amended (the “Securities Act”), or pursuant to an exemption from registration under the Securities Act.

Dated:___________________
(Signature must conform to name of holder as specified on the face of the Warrant)
Title

(Address)

Exhibit B

FORM OF TRANSFEROR ENDORSEMENT
(To be signed only on transfer of Warrant)
For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading “Transferees” the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of MIDAS MEDICI HOLDINGS, INC. to which the within Warrant relates specified under the headings “Percentage Transferred” and “Number Transferred,” respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of MIDAS MEDICI HOLDINGS, INC. with full power of substitution in the premises.

Transferees	Percentage Transferred	Number Transferred

Dated: ______________, ___________
(Signature must conform to name of holder as specified on the face of the warrant)

Signed in the presence of:

(Name)
(address)

ACCEPTED AND AGREED: [TRANSFEREE]

(Name)
(address)